Enclosed for filing you will find an amended semi-annual report on Form NSAR-A/A for the period ended December 31, 2017, originally filed with the U.S. Securities and Exchange Commission on February 28, 2018, (the "Form NSAR-A"). The purpose of this amended filing is to exclude additonal. Series and class information.

Except as set forth above, no other changes have been made to the Form NSAR-A, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-A.